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                                  EXHIBIT 99.1

                                  PRESS RELEASE

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                              FOR IMMEDIATE RELEASE
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        For Additional Information Contact:
        K. M. Hoveland: 626-339-9663
        k.hoveland@kaiserfederal.net
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        K-FED BANCORP JOINS NEW RUSSELL MICROCAP INDEX

Covina, California - July 11, 2005 - K-Fed Bancorp (KFED) announced today that it joined the Russell Microcap TM Index.

The newly launched Russell Microcap Index, which debuted on July 1, is comprised of the smallest 1,000 securities in the small-cap Russell 2000 TM Index along with the next smallest 1,000 companies, based on a ranking of all U.S. equities by market capitalization.

The index offers portfolio managers and other investors a comprehensive, unbiased barometer to compare their performance against the genuine microcap marketplace of stocks. Russell recently posted the complete index membership list at WWW.RUSSELL.COM/US/INDEXES.

"We are pleased to be included in this new index. It will help generate greater interest in our stock at an institutional level" said Kay Hoveland, President/CEO.

Russell indices are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies. Companies on the list represent more than $2.5 trillion in assets. Investment managers who oversee these funds purchase shares of member stocks according to that company's weighting in the particular index.

K-Fed Bancorp is the parent corporation for Kaiser Federal Bank, a federally chartered savings association headquartered in Covina, California. The Bank operates three full service offices and two financial service centers in southern and northern California, as well as a statewide network of over 30 ATMs.

K-Fed Bancorp stock trades on NASDAQ under the KFED symbol, for additional information, visit WWW.K-FED.COM or WWW.KAISERFEDERAL.COM.